Exhibit 99.1

LSI Announces Agreement to Acquire SandForce

Acquisition of leading provider of flash storage processors extends LSI’s industry-leading position and breadth in storage technology solutions

MILPITAS, Calif., October 26, 2011 – LSI Corporation (NYSE: LSI) today announced that it has signed a definitive agreement to acquire SandForce, Inc., the leading provider of flash storage processors for enterprise and client flash solutions and solid state drives (SSDs). Under the agreement, LSI will pay approximately $322 million in cash, net of cash assumed, and assume approximately $48 million of unvested stock options and restricted shares held by SandForce employees.

SandForce’s award-winning products include flash storage processors at the heart of PCIe flash adapters and SSDs. Flash storage processors provide the intelligence required to deliver the performance and low-latency benefits of flash storage in enterprise and client applications. With market-proven, differentiated DuraClass™ technology, SandForce flash storage processors improve the reliability, endurance and power efficiency of flash-based storage solutions.

The acquisition greatly enhances LSI’s competitive position in the fast-growing server and storage PCIe flash adapter market, where the WarpDrive™ family of products from LSI already uses SandForce flash storage processors. The complementary combination of LSI’s custom capability and SandForce’s standard product offering propels LSI into an industry-leading position in the rapidly growing, high-volume flash storage processor market space for ultrabook, notebook and enterprise SSD and flash solutions.

“Flash-based solutions are critical for accelerating application performance in servers, storage and client devices,” said Abhi Talwalkar, LSI president and chief executive officer. “Adding SandForce’s technology to LSI’s broad storage portfolio is consistent with our mission to accelerate storage and networking. The acquisition represents a significant, rapidly growing market opportunity for LSI over the next several years.”

Michael Raam, SandForce president and CEO, said, “The combination of SandForce and LSI allows us to deliver differentiated solutions in the PCIe flash adapter segment by tightly integrating flash memory and management. In addition, leveraging our flash storage processors with LSI’s comprehensive IP portfolio and leading-edge silicon design platforms will lead to innovative solutions.”

The transaction is expected to close early in the first quarter of 2012 subject to customary closing conditions and regulatory approvals. Upon closing, the SandForce team will become part of LSI’s newly formed Flash Components Division, with Raam as general manager.

LSI expects the acquisition to be neutral to non-GAAP* earnings per share in 2012. The company will provide further details during its conference call at 2 p.m. PDT today and discuss third quarter results and the fourth quarter 2011 business outlook.

*	GAAP refers to Generally Accepted Accounting Principles. Non-GAAP earnings exclude goodwill and other intangible asset impairment, stock-based compensation, amortization of acquisition-related intangibles, purchase accounting effect on inventory, restructuring of operations and other items, net, and gain/loss on sale/write-down of investments. It also excludes the income tax effect associated with the above-mentioned items.

Forward-Looking Statements: This news release contains forward-looking statements that are based on the current opinions and estimates of management. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could cause LSI’s actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to: our ability to obtain all necessary regulatory approvals for the acquisition, the successful consummation of the acquisition; our ability to successfully integrate and manage the SandForce business and retain its key employees; our ability to achieve anticipated synergies and to develop integrated new products following our acquisition of SandForce; our ability to eliminate costs related to the external storage systems business that we sold to NetApp; our ability to repurchase our common stock at prices we believe to be advantageous; the impact of the recent flooding in Thailand; our reliance on major customers and suppliers; our ability to keep up with rapid technological change; our ability to compete successfully in competitive markets; fluctuations in the timing and volumes of customer demand; the unavailability of appropriate levels of manufacturing capacity; and general industry and macro-economic conditions. For additional information, see the documents filed by LSI with the Securities and Exchange Commission, and specifically the risk factors set forth in the company’s most recent reports on Form 10-K and 10-Q. LSI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About LSI

LSI Corporation (NYSE: LSI) designs semiconductors and software that accelerate storage and networking in datacenters and mobile networks. Our technology is the intelligence critical to enhanced application performance. The company applies its technology in solutions created in collaboration with our partners. More information is available at www.lsi.com.

About SandForce

SandForce flash storage processors enable ubiquitous deployment of flash memory into primary and I/O intensive data storage applications. SandForce Driven SSDs dramatically optimize mission-critical application reliability, IT infrastructure ROI, green power preservation, and everyday computing user experiences. Founded in 2006, SandForce was initially funded by leading venture capital investors DCM and Storm Ventures and later joined by Translink Capital, and Canaan Partners. More information is available at www.sandforce.com.

Editor’s Notes:

1.	All LSI news releases (financial, acquisitions, manufacturing, products, technology, etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company’s external website, http://www.lsi.com.

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